Filed pursuant to Rule 424(b)(3)

Registration No. 333-117751

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED NOVEMBER 19, 2004)

$350,000,000 Principal Amount of

2% Convertible Debentures due May 1, 2024

and

6,828,010 Shares of Common Stock Issuable upon Conversion of the Debentures

This prospectus supplement relates to resales by selling securityholders of our 2% Convertible Debentures due May 1, 2024 and our common stock issuable upon conversion of the Debentures.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 19, 2004.

INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by adding the information below with respect to a securityholder not previously listed in the prospectus, and by superceding the information with respect to the “Unknown” category previously listed in the prospectus:

	Beneficial Ownership Before the Offering		Common Stock Beneficially Owned After the Offering(3)
Name(1)	Principal Amount of Debentures That May Be Sold	Shares of Common Stock That May Be Sold Upon Conversion of Debentures(2)	Number of Shares	Percentage of Common Stock Outstanding
GLG Market Neutral Fund	$15,400,000	300,432	—	—

Unknown(7)	$18,661,000	364,049	—	—

(1)	Individuals and entities who receive shares of our common stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge, after the effective date of the registration statement of which this prospectus is a part, may sell up to 500 of those shares using this prospectus.

(2)	Assumes conversion of the full amount of Debentures held by the selling securityholder at the rate of 19.5086 shares of our common stock per $1,000 in principal amount of the Debentures. Because we will pay cash in lieu of fractional shares upon conversion in accordance with the indenture, the total number of shares of common stock that may be sold presented in this table may exceed the sum of the shares that each of the selling securityholders will hold upon conversion. The conversion rate and the number of shares issuable upon conversion of the Debentures, may adjust under circumstances described under “Description of Debentures—Conversion of Debentures.” Accordingly, the number of shares of our common stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(3)	Assumes that the selling securityholder has sold all of the Debentures and/or the shares of common stock issuable upon conversion of Debentures listed next to its name and lists additional shares of our common stock beneficiary owned before the offering.

(7)	The name “Unknown” represents the remaining selling securityholders for whom we have not received a completed questionnaire. Assumes that the unnamed holders of the Debentures or future transferees, pledgees, donees or successors of or from any such unnamed holders do not beneficially own any of our common stock other than the common stock that may be issuable upon conversion of the Debentures.

Except as indicated in note (1), no unnamed holder may use this prospectus to offer or sell Debentures or shares of our common stock until such unnamed holder is identified as a selling securityholder in a supplement to this prospectus or post-effective amendment to the registration statement of which this prospectus forms a part.

The date of this prospectus supplement is June 10, 2005.